Exhibit 10.1
Letterhead of Cogdell Spencer Inc.
April 7, 2011
PERSONAL AND CONFIDENTIAL
Mr. James W. Cogdell
Chairman of the Board of Directors of Cogdell Spencer Inc.
and Executive Officer of Cogdell Spencer LP
Cogdell Spencer Inc.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670
Re: Retirement from Employment
Dear Jim:
We are writing you regarding the Employment Agreement (the “Employment Agreement”), dated October 21, 2005, among you, Cogdell Spencer Inc., a Maryland corporation (the “REIT”) and Cogdell Spencer LP, a Delaware Limited Partnership (the “Operating Partnership” and, together with the REIT, the “Company”), as amended on December 31, 2010. Capitalized terms will have the meaning set forth in the Employment Agreement unless otherwise defined.
The term of the Employment Agreement expires on November 1, 2011. The Company notified you of non-renewal of the Term of the Employment Agreement on December 30, 2010. This letter sets forth our agreements relating to the consequences of non- renewal of the Employment Agreement.
1. Retirement Date. Your retirement from the Company will be effective and your employment with the company and service as Executive Officer of the Operating Partnership will terminate on November 1, 2011 (the “Retirement Date”). You are retiring from the Board effective May 4, 2011. You will be a non-executive at-will employee as of May 4, 2011 through November 1, 2011. After the Effective Date, you shall not be entitled to claim payments or benefits under Sections 4 or 5 of your Employment Agreement other than as set forth herein.
2. Retirement Benefits. In connection with your retirement, you will receive the payment and benefits set forth on Exhibit A hereto (the “Retirement Benefits”). Unless specified on Exhibit A, the Retirement Benefits will be paid or, in the case of continuing benefits, commence, on the first business day following the Retirement Date. Payments will be made by wire transfer to an account designated by you. Except as otherwise provided in this letter, you have no rights to any other payments or benefits under any other provision of the Employment Agreement. Through the Retirement Date, you will be paid your regular salary and will continue to receive all other benefits, payments and entitlements under Section 3 of the Employment Agreement and the Company’s employee benefit plans, programs and arrangements that are earned and accrued prior to the Retirement Date (the “Salary Continuation Benefits”). Notwithstanding any provisions of the Employment Agreement to the contrary, in the event of any termination of your employment for any reason (including death or disability) prior to the Retirement Date, the Retirement Benefits and Salary Continuation Benefits shall (in lieu of any other amounts otherwise payable to you under the Employment Agreement) inure to the benefit of you or your estate and be paid as provided herein.

3. Transfer of Responsibilities. You will cooperate with the Company to transfer your duties and responsibilities as an employee and Executive Officer of the Operating Partnership prior to and following the Retirement Date. Attached as Exhibit B is a list of entities with your current titles. You agree to resign from your position with each entity specified on Exhibit B, with such resignation to be effective as of the dates specified in Exhibit B. From the date of this letter until the Retirement Date, you will perform such duties as approved in writing by the Chief Executive Officer of the Company.
4. Intent to Enforce Restrictive Covenants. The Company elects to enforce the restrictive covenants contained in Section 6 of the Employment Agreement, and irrevocably waives its right to provide contrary notice to you.
5. Released Parties. As used in this letter, “Released Parties” means (a) the Company, (b) all of the Company’s past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities and any of their successors or assigns, and (c) all past and present officers, directors, agents, employees, officials, employee benefit plans or funds (and their sponsors, fiduciaries, trustees and administrators), insurers, and attorneys of the entities described in parts (a) and (b) of this Section 5.
6. Release. (a) For the valuable consideration set forth on Exhibit A of this letter, the receipt and adequacy of which is hereby acknowledged, you, on behalf of yourself and your agents, representatives, attorneys, assigns, heirs, executors, and administrators, hereby knowingly, irrevocably and unconditionally release and forever discharge each of the Released Parties from any and all liability of whatever kind or character, legal claims, demands, actions, causes of action (whether before a court or an administrative agency), rights, obligations, demands of any nature whatsoever, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, except for any claim or action claiming that the provisions of this letter have been violated, that you ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of your employment or other relationship with the Company through the date hereof (collectively, the “Released Claims”) arising directly or indirectly pursuant to or out of your employment with the Company, the performance of services for the Company or any of the Released Parties or the separation of such employment or services and, specifically, without limitation, any rights and/or Released Claims (i) arising under or pursuant to any contract, express or implied, written or oral, relating to your employment or separation therefrom or the employment relationship; (ii) for wrongful dismissal or separation of employment; (iii) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or that specifically prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including but not limited to, all claims under: (x) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and any similar state statute or regulation; (y) any other federal, state or local constitution, law, statute, ordinance, or regulation regarding employment, wages, commissions, bonuses, compensation, employee benefits, separation of employment, or discrimination in employment; or (z) the common law of the United States or any state relating to contracts, torts, retaliatory discharge, fraud, defamation, or any other matter; and (iv) for damages, including but not limited to, punitive or compensatory damages or for attorneys’ expenses, costs, wages, injunctive or equitable relief resulting or pertaining to those matters released hereunder. The foregoing release shall not affect your rights to indemnification as provided by law or under the Company’s charter or bylaws, nor your rights under any of the Company’s benefit plans or any of the Agreements listed in Exhibit C. The Company shall ensure that the Company’s directors and officers liability insurance provides coverage for all acts or omissions of you at any time while a director, officer or employee of the Company or any of its subsidiary or affiliates, with such coverage continuing in effect through all applicable statutes of limitation periods. Such coverage shall be the same as that provided with respect to all other directors and officers of the Company.
(b) You hereby agree to execute an additional release of claims with respect to the period beginning on the date hereof through the Retirement Date as may be requested by the Company on or prior to the Retirement Date, provided that such additional release is otherwise on the same terms as those set forth in Section 6(a).
(c) If you commence or pursue any judicial action or other proceeding in any forum which is ultimately determined to be barred, in whole or part, by the release contained in Section 6(a) of this letter, other than a claim under ADEA, you agree to pay the reasonable attorneys’ fees and costs actually incurred by the Company or any other party found to be protected from liability by the release; provided, however, that you shall not be required to make such a payment in respect of a claim under the ADEA unless the claim is brought in bad faith. This letter shall not limit in any way the Company’s rights to seek payment of legal fees to the extent the Company may do so in accordance with both federal and state law.
7. Cooperation. You agree that through the date three years following the Retirement Date you will: (i) consult with the Company with respect to all matters concerning the Company in which you had personal involvement during your period of employment with the Company or any of its subsidiaries or affiliates, (ii) assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) and in the prosecution of any claims that may be made by the Company in any Proceeding, that may relate to matters with respect to which you have or had personal knowledge or involvement during your employment with the Company or any of its subsidiaries, predecessors or affiliates, and unless precluded by law, promptly inform the Company if you are asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims, and (iii) unless precluded by law, promptly inform the Company if you are asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse you for all reasonable out-of-pocket expenses associated with such assistance, including lodging and travel expenses.

8. Tax Protection. Nothing contained in this letter shall be construed in any way to nullify or enhance the effectiveness of that certain tax protection agreement dated as of November 1, 2005 (the “Tax Protection Agreement”) by and between the Company and each of the Protected Partners (such term as defined in, and such persons as identified on Schedule 2.1(a) of, such agreement).
9. Entire Agreement. This letter, together with the Employment Agreement (except as expressly modified herein) and the agreements referenced on Exhibit C hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, negotiations and proposed agreements, whether written or oral relating to such matters. We each acknowledge and confirm that neither we nor any agent or attorney have made any promise, representation, or warranty whatever, express, implied, or statutory, not contained herein concerning the subject matter hereof, to induce the other party to execute this letter. To the extent that anything herein is inconsistent with the Employment Agreement, it is expressly agreed that this letter amends the Employment Agreement. Nothing in this letter shall abrogate any of your rights under any of the agreements with the Company listed on Exhibit C hereto.
10. Employment Agreement. Other than with respect to such provisions of the Employment Agreement that expressly survive hereunder, the Employment Agreement, to the extent modified hereby, shall terminate on the Retirement Date.
11. No Third-Party Beneficiaries. This letter is solely for the benefit of the parties set forth herein and your estate in the event of your death or disability prior to payments being made, and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this letter.
12. Certain Matters Relating to Enforceability. Any provision of this letter which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13. No Oral Modification. This letter may not be modified or amended except by an instrument in writing signed by the parties hereto.
14. Tax Withholding. The Company may withhold from any compensation or benefits payable or otherwise arising under this letter all Federal, state, city and other taxes as shall be required by law.

15. Governing Law; Dispute Resolution. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. Any controversy, dispute or claim relating to this letter shall be resolved pursuant to the procedures and other terms and conditions set forth in Section 7.3(b) of the Employment Agreement.
16. Acknowledgement of Facts Regarding Separation/Non-Renewal of Employment Agreement and General Release.
(a) You acknowledge that you have had the opportunity to consult with legal counsel before signing this letter; that you have obtained such advice as, and to the extent, you deem necessary with respect to this letter; that you have fully read and understood the terms of this letter; and that you are signing this letter knowingly and voluntarily, without any duress, coercion, or undue influence, and with an intent to be bound.
(b) You have been given the opportunity to take at least twenty-one (21) days after receiving this letter to decide whether to sign it and that you have elected to sign it on this date after having taken what you consider to be a sufficient period of time to obtain advice, consider this letter, and evaluate your alternatives. Both you and the Company agree that any changes to this letter, whether material or immaterial, prior to its execution, will not restart the running of the 21-day period.
(c) You understand that you are entitled to revoke this letter within seven (7) days following your execution of this letter and that this letter in its entirety will not become effective until the seven (7) day period has expired (the time of such expiration, the “Effective Date”). Revocation may be effected by giving written notice delivered to Raymond W. Braun — President and CEO at Cogdell Spencer, Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209-4670, within the seven (7) day period. In the event that you timely exercise your right to revoke this letter, this letter will immediately become null and void, and the Company will have no obligations hereunder.
(d) Everything you will receive for signing this letter is described herein, and no other promises or representations have been made to cause you to sign it.
17. Counterparts. This letter may be signed in one or more counterparts, each of such counterparts constituting an original and all of such counterparts together constituting one instrument.
18. Headings. The headings of the sections herein are included for reference only and are not intended to affect the meaning or interpretation of this letter.
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Please acknowledge your agreement with the terms hereof by signing in the space provided below and delivering a copy of the same to the Company.

COGDELL SPENCER INC.

By:	/s/ Raymond W. Braun Raymond W. Braun Chief Executive Officer

/s/ James W. Cogdell

James W. Cogdell
April 7, 2011

Exhibit A: Retirement Benefits
Retirement Payment:
You will receive a total payment of $1,364,720.00, pursuant to Sections 5.4 and 6 of the Employment Agreement, payable as follows: $957,364 payable on November 2, 2011; $37,032 payable on December 2, 2011; and $370,324 payable on January 2, 2012.
Additional Benefits:
1)	You will receive reimbursement for ordinary and reasonable out-of-pocket business expenses incurred prior to the Retirement Date, subject to applicable Company policies.
2)
You will receive five (5) years of continued secretarial support to commence as of the Retirement Date. Pursuant to Section 5.2 (b)(iv) of the Employment Agreement, we agree to make a lump sum of three hundred thousand and no/100 dollars ($300,000.00) on November 2, 2011 to fully satisfy this liability.

3)
You will have the option to purchase your company car and laptop for their respective book values as of the Retirement Date. Purchase of your laptop shall be subject to the prior removal of all operating systems and software.

In addition, the parties acknowledge that you fully vested in 18,277 LTIP Units on December 31, 2010. Those 18,277 LTIP Units are in addition to your 5,234 LTIP Units that were previously vested and the 18,579 LTIP Units that previously vested and were granted to you in lieu of salary. All LTIP Units mentioned herein have been booked up and transferred to the OP Certificate.

Exhibit B: Entity Resignations
I.	Cogdell Spencer Inc.:
•	Resignation of James W. Cogdell as the Chairman of the Board of Directors of Cogdell Spencer Inc. effective May 4, 2011.
II.	CS Business Trust I:
•	Resignation of James W. Cogdell as a Trustee of CS Business Trust I effective October 31, 2011.
III.	CS Business Trust II:
•	Resignation of James W. Cogdell as a Trustee of CS Business Trust II effective October 31, 2011.
IV.	MEA Holdings, Inc. and Erdman Company:
•	Resignation of James W. Cogdell as a Director of MEA Holdings, Inc. and Erdman Company effective February 24, 2011.

Exhibit C: Other Agreements
Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP
Registration Rights Agreements dated as of November 1, 2005
Indemnification Agreement dated as of May 3, 2006 between the Company and James W. Cogdell
Tax Protection Agreement
Agreement between the Company and James W. Cogdell related to the issuance of LTIP Units in lieu of salary, entered into on or around May 28, 2008.